EXHIBIT 99.1
news
F I N A N C I A L
Relations Board

                                 Re:  NN, Inc.
  2000 Waters Edge Drive
  Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
December 1, 2006

NN, INC. ACQUIRES WHIRLAWAY CORPORTATION; ESTABLISHES NEW HIGH PRECISION METAL COMPONENTS PLATFORM

Johnson City, Tenn, December 1, 2006- NN, Inc. (Nasdaq: NNBR) today announced the acquisition of Whirlaway Corporation (“Whirlaway”), a privately held company, headquartered in Wellington, Ohio, for $44.0 million in cash. The purchase price is subject to usual and customary post closing adjustments. NN will not assume any bank debt held by Whirlaway as of the closing date. Founded in 1973, Whirlaway is a high precision metal component and fluid control assembly manufacturer that supplies customers serving the air conditioning, appliance, automotive, commercial refrigeration and diesel engine industries.

Whirlaway produces highly engineered fluid control components and assemblies, shafts and prismatic machined parts. They expect sales of approximately $80.0 million in 2006, up from $37.0 million in 2002. Whirlaway employs 575 in three locations in Ohio and through its wholly-owned subsidiary, Triumph LLC located in Tempe, Arizona. The acquisition is expected to be immediately accretive to NN.

Roderick R. Baty, Chairman and Chief Executive Officer of NN, Inc., stated, “The acquisition of Whirlaway represents an ideal first step in our efforts to create a precision metal components platform at NN. They serve technically challenging and diverse end markets that exhibit attractive organic growth potential. Whirlaway provides high value added technical solutions to their customers which fully utilize their excellent technical manufacturing technologies. Their engineered product solutions have resulted in significant historical growth and provide a solid foundation for future growth via opportunities in existing markets, end market diversification and additional acquisitions. In summary, Whirlaway provides NN with an excellent platform to create a profitable precision metal components business of significant size and scale over the next several years, consistent with our strategic business plan.”

Thomas Zupan, President and Chief Executive Officer of Whirlaway Corporation, stated, “I am pleased that we are able to join forces with NN, a Company that shares our culture and values. I am excited about the significant growth prospects and resources that the acquisition by NN affords us. As part of NN, we now have the financial, technical, sales and marketing resources available to fully leverage our unique capabilities with new and existing customers. NN also provides us with an instant European and Asian presence that will allow us to better align with our global customers.”

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that all such statements be subject to the “safe harbor” provisions contained in those sections. These statements may include, but are not limited to, our discussion of our objectives for and expectations of the acquisition of Whirlaway Corporation. Many important factors may cause our actual results to differ materially from those discussed in any such forward-looking statements, including integration risks associated with the acquisition, the ability to retain customers and management of Whirlaway, a challenging operating environment; increased competition; the impact of higher fuel costs; the effects of changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including those in Asia and Europe; risks of international operations; work stoppages or slowdowns or other material interruptions in transportation services; risks of international operations; the success and effects of new strategies and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.